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Exhibit 99.1


                   NORTH EUROPEAN OIL ROYALTY TRUST
                     ANNOUNCES THE RESIGNATION OF
                      ROBERT J. CASTLE, TRUSTEE


          RED BANK, N.J. November 3, 2000 -- The Trustees of North European Oil Royalty Trust (NYSE-NET) announced today that with great regret they have accepted the resignation of Robert J. Castle as Trustee of the Trust. Due to a lingering illness Mr. Castle found himself unable to continue to fulfill his role and duties as Trustee and tendered his resignation.

          In accepting his resignation the Trustees acknowledged his long service which began in 1965 as a director of North European Oil Company, the Trust's predecessor, and continued through the establishment of the Trust in 1975 and finally ended in the Trust's 2000 fiscal year. John R. Van Kirk, Managing Director of the Trust, stated that "his business acumen, wise counsel and quiet humor will be missed by everyone involved with the Trust."

          While the terms of the Trust Agreement specify only that "There shall be not more than five individuals, ..., serving as Trustees...", the Trustees have taken the first steps in their search for a replacement for Mr. Castle, acknowledging the importance of ensuring the ongoing continuity of the Trust.

         For further information on this release contact -- John H. Van Kirk, Managing Trustee or John R. Van Kirk, Managing Director, at (732) 741-4008.